Exhibit 99.2

Contact:	Joseph Troy Executive Vice President and Chief Financial Officer 800-282-2031 ext. 7195

Quality Distribution, LLC and QD Capital Corporation

Announce $225,000,000 Debt Offering

Tampa, FL – October 26, 2010

Quality Distribution, Inc. (NASDAQ: QLTY) (“QDI”) announced today that its wholly owned subsidiaries, Quality Distribution, LLC (“QD LLC”) and QD Capital Corporation (“QD Capital” and, together with QD LLC, the “Issuers”) are proposing to issue up to $225,000,000 aggregate principal amount of second-priority senior secured notes due 2018 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Issuers intend to use the net proceeds from the offering to fully redeem all of the Issuers’ outstanding 10% Senior Notes due 2013, 9% Senior Subordinated Notes due 2010, and Senior Floating Rate Notes due 2012, each of which may be redeemed at par, plus accrued and unpaid interest, pursuant to a satisfaction and discharge. The Issuers also intend to apply proceeds to redeem at par, plus accrued and unpaid interest, the principal amount of their 11.75% Senior Subordinated PIK Notes due 2013 sufficient to reduce the outstanding principal amount of such 11.75% Senior Subordinated PIK Notes due 2013 to $35.0 million. The balance of the proceeds, after paying fees and expenses of this note offering, would be used to pay down outstanding borrowings under the ABL Facility.

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The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and, outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About QDI

Headquartered in Tampa, Florida, Quality, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its independent affiliates and independent owner-operators, provides bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to affiliate; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10–K for the year ended December 31, 2009 and its Quarterly Reports on Form 10–Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

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